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                                                                    EXHIBIT 10.8

                                  June 23, 1998


Mr. Mark Sobol
1215 20th Ave. East
Seattle, Washington 98112


Dear Mr. Sobol:

This letter confirms our mutual understanding of the terms and conditions applying to your employment with Nextel International, Inc. ("Nextel International"). Please recognize that this letter is not to be construed as an employment contract. We look forward to your contribution as a key member of the team responsible for developing international wireless opportunities.


I outline below the specific terms and conditions regarding the offered position:


Title:                              Vice President, International Operations

Compensation Level:                 EX2

Reporting to:                       President and Chief Executive Officer

Start Date:                         July 1

Location:                           Seattle, Washington

Compensation:                       $155,000 per year, paid bi-monthly

Bonus: You are eligible to receive in cash a bonus of up to 40% of your base salary based on your achievement of specific objectives. Payout is expected to occur during the first quarter of each year and will be prorated during your first year.

Equity: You will be recommended for 25,000 Nextel International options. Additionally, and subject to Board of Director approval, you will be awarded 15,000 shares of Class A Common Stock ("Shares") of Nextel Communications, Inc. ("Nextel") in accordance with the Nextel Option Plan. These options constitute incentive options as defined by the Internal Revenue Code. The options will be granted at the market price as of the close on the later of the date on which you agreed to employment and the date your option grant is approved by the Nextel Compensation Committee. These options will vest over four years in accordance with the Nextel Option Plan.

Expenses:                           Any expenses that you incur on behalf of
                                    Nextel International which are directly
                                    related to your work will be reimbursed
                                    based on properly

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Mark Sobol
June 23,1998
Page 2

                                    completed documentation and approvals in accordance with applicable procedures.

Benefits:                           You are eligible for the standard Nextel
                                    Communications, Inc. (the parent of Nextel
                                    International) Benefit Plan commensurate with your title and salary.

Performance Review:                 Your performance will be reviewed on
                                    an annual basis at which time you will be eligible for a merit increase in your compensation subject, of course, to the absolute discretion of the Company's management.



Your responsibilities will be in accordance with those discussed in your interview. We believe that you will make a valuable addition to our team and look forward to working with you. Please do not hesitate to contact me if you have any questions or require additional information.

Finally, you represent to us that, to the best of your knowledge, you have never been discharged or asked to leave an employer for reasons of personal integrity or performance.

Please sign below where indicated and return this letter to me. A copy is enclosed for your records.

                                   Sincerely,

                                   /s/ DAVID J. WILSON

                                   David J. Wilson
                                   Director, Human Resources
                                   Nextel International, Inc.


I accept the offer of employment contained in this letter and hereby agree that I have read and understand the terms contained herein.

/s/ MARK SOBOL
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Mark  Sobol

Dated:
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